Exhibit 4.5

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT (this “Agreement”), dated as of September 22, 2009, is by and among MXenergy Holdings Inc., a Delaware corporation (the “Company”), Law Debenture Trust Company of New York, as the trustee under the Indenture (as defined below) (the “Trustee”), and Law Debenture Trust Company of New York, as escrow agent and securities intermediary (in such capacity, together with its successors in such capacity, the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Indenture (as defined below).

WITNESSETH:

WHEREAS, pursuant to that certain Amended and Restated Lock-Up, Support and Voting Agreement, dated as of August 14, 2009 (the “Lock-Up Agreement”), the Company and certain holders of the Company’s Floating Rate Senior Notes due 2011 (the “Existing Notes”) have agreed to amend and exchange certain obligations of the Company and certain of its Subsidiaries (collectively, the “Restructuring”), upon the terms and subject to the conditions set forth in the Lock-Up Agreement;

WHEREAS, pursuant to the Lock-Up Agreement, the Company commenced an exchange offer (the “Exchange Offer”) to exchange any and all of the outstanding Existing Notes (excluding Existing Notes owned by the Company) for consideration including new 13.25% Senior Subordinated Secured Notes due 2014 of the Company (the “Securities”), upon the terms and subject to the conditions set forth in that certain Second Amended and Restated Confidential Offering Memorandum and Consent Solicitation Statement, dated September 14, 2009, as amended, and in the related Letter of Transmittal and Consent (collectively, the “Offer Documents”);

WHEREAS, in connection with the Exchange Offer, the Company, certain subsidiaries of the Company and the Trustee have entered into an Indenture dated as of the date hereof (as amended and supplemented from time to time, the “Indenture”) pursuant to which the Company is issuing $67,751,000 aggregate principal amount of the Securities;

WHEREAS, as described in the Offer Documents, it is a condition to the consummation of the Exchange Offer that the Company place in escrow the Escrow Amount (as defined below) to be held by the Escrow Agent for the benefit of the Trustee on behalf of the holders of the Securities (the “Secured Parties”) in the Escrow Account (as defined below) pursuant to the terms of this Agreement, the Indenture and the Intercreditor Agreement;

WHEREAS, the Escrow Agent has established, on behalf of the Company, a securities account, which is also an escrow account, with account number 113186 and account name MxEnergy Holdings Inc. 13.25% Senior Subordinated Secured Notes due 2014 Escrow Account (the “Escrow Account”); and

WHEREAS, the Company, the Trustee and the Escrow Agent are entering into this Agreement to provide for the control of the Escrow Account and to perfect the security interest of the Trustee in the Escrow Account and the financial assets and any free credit balance carried therein as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follow for the express benefit of the Trustee on behalf of the Secured Parties:

1.                                       Initial Escrow Amount; Tax Gross-Up; Investment of Funds.

(a)                                  Deposit of Initial Escrow Amount by the Company.  On the date hereof, the Company shall deliver, or shall direct the delivery, to the Escrow Agent cash in an amount equal to two full-period interest payments payable on the Securities.  The parties agree that the amount of cash deposited into the Escrow Account on the date hereof shall be $8,977,007.50.  From and after the date hereof, the Company shall at all times maintain on deposit in the Escrow Account an amount equal to, as of any date, the sum of (i) two full-period interest payments payable on the then outstanding Securities and (ii) the then applicable Tax Gross-Up Amount (as defined below) (the “Escrow Amount”).

(b)                                 Tax Gross-Up.  Promptly following a determination by the Company that a tax-gross up payment is required with respect to interest payable on the Securities pursuant to either (i) the letter agreement dated as of the date hereof between the Company, on the one hand, and Camulos Loan Vehicle Fund I LP and Camulos Master Fund LP, on the other hand, or (ii) the letter agreement dated as of the date hereof between the Company, on the one hand, and Taconic Opportunity Fund LP, Taconic Opportunity Master Fund LP, Taconic Master Fund 1.5 LP, Taconic Capital Partners LP, Taconic Capital Partners 1.5 LP and Taconic Master Fund LP, on the other hand, the Company shall deposit cash into the Escrow Account in an amount equal to the anticipated tax gross-up payments payable in accordance with such letter agreements with respect to two full-period interest payments in respect of the Securities (such amount is referred to as the “Tax Gross-Up Amount”).  Together with the initial deposit of the Tax Gross-Up Amount or any subsequent deposit following a determination by the Company of a change in the Tax Gross-Up Amount, the Company shall deliver to the Trustee a schedule, certified by an officer of the Company, showing the determination of the then applicable Tax Gross-Up Amount and specifying the amount of the tax gross-up payments payable to any holder of Securities per Interest Payment Date (as defined in the Securities) reflected in such Tax Gross-Up Amount.  In giving any direction to the Escrow Agent pursuant to Section 11(a) of this Agreement, the Trustee shall be entitled to rely on the schedule most recently received from the Company pursuant to the preceding sentence as to the amount of tax gross-up payments payable to any Holder of Securities on any Interest Payment Date.

(c)                                  Investment of Funds in Escrow Account.  Funds deposited in the Escrow Account shall be invested and reinvested only upon the following terms and conditions:

(i)                                    Acceptable Investments.  All funds deposited or held in the Escrow Account at any time shall be invested by the Escrow Agent in Cash

Equivalents or Government Securities in accordance with the Company’s written instructions from time to time to the Escrow Agent; provided, however, that the Company shall only designate investment of funds in Cash Equivalents or Government Securities maturing in an amount sufficient to and/or generating interest income sufficient to, when added to the balance of funds held in the Escrow Account, provide for the payment of interest on the outstanding Securities for two full interest periods; provided, further, however, that any such written instruction shall specify the particular investment to be made, shall state that such investment is authorized to be made hereby and in particular satisfies the requirements of the preceding proviso, shall contain the certification referred to in Section 1(c)(ii), and shall be executed by any officer of the Company.  All amounts in the Escrow Account shall be invested, as directed by the Company, in (a) a segregated money market account maintained at Goldman Sachs or any of its related mutual funds in the name of the Escrow Agent, for the benefit of the Trustee and the Secured Parties or (b) to the extent Escrow Agent can make such investments, Cash Equivalents and Government Securities assigned to and held in the possession of, or, in the case of Cash Equivalents and Government Securities maintained in book-entry form with the Federal Reserve Bank, transferred to a book-entry account in the name of the Escrow Agent, for the benefit of the Trustee and the Secured Parties, except that Cash Equivalents and Government Securities maintained in book-entry form with the Federal Reserve Bank shall be transferred to a book-entry account in the name of the Escrow Agent at the Federal Reserve Bank, that includes only Cash Equivalents and Government Securities held by the Escrow Agent for its customers and segregated by separate recordation in the books and records of the Escrow Agent.  As used herein, “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above.  As used herein, “Government Securities” shall mean direct obligations of, or obligations guaranteed by, the United States of America, and the timely payment for which the United States pledges its full faith and credit.  The Escrow Agent shall not have any responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment.  The Company acknowledges that the Escrow Agent is not providing investment supervision, recommendations, or advice.  Investments will be made promptly following the availability of such funds to the Escrow Agent taking into consideration the regulations and requirements of any investment provider and the Escrow Agent.

(ii)                                 Security Interest in Investments. No investment of funds in the Escrow Account shall be made unless the Company has certified to the Escrow Agent and the Trustee that, upon such investment, the Trustee will have a first priority perfected security interest in the applicable investment for the ratable benefit of the Secured Parties.

(iii)                              Monthly Interest Sweep. On or after the 5th Business Day of each month, the Company shall determine (based on the most recent statement relating the Escrow Account delivered to the Company by the Escrow Agent) the amount of interest earned on funds invested in Cash Equivalents and Government Securities in the Escrow Account for the immediately preceding month and (provided no Notice of Exclusive Control (as defined below) has been delivered by the Trustee to the Escrow Agent) automatically initiate a federal funds wire transfer of all such earned interest to the such account as may be designated in writing from time to time by the Company.  Concurrent with the transfer of such interest amount, the security interest in the amount so transferred shall be released and terminated without further notice, agreement or other action by any party hereto.

(iv)                             Limitation on Escrow Agent’s Responsibilities.  The Escrow Agent’s sole responsibilities under this Section 1(c) shall be (A) to retain possession of certificated Cash Equivalents and Government Securities and to be the registered or designated owner of Cash Equivalents or Government Securities which are not certificated, if any, (B) to follow the Company’s written instructions given in accordance with Sections 1(c)(i) and 1(c)(iii) (provided no Notice of Exclusive Control has been previously delivered to the Escrow Agent), (C) to invest and reinvest funds pursuant to this Section 1(c), (D) to maintain possession of, and dominion and control over, the Escrow Account and the funds, Cash Equivalents and  Government Securities therein, unless and until such funds are permitted to be released or disbursed in accordance with the terms of this Agreement and (E) to use commercially reasonable efforts to reduce to cash such Cash Equivalents and Government Securities as may be required to fund any disbursement or payment in accordance with Section 11.  In connection with clause (A) above, the Escrow Agent will maintain continuous possession in the State of New York of certificated Cash Equivalents and Government Securities and cash included in the Collateral and will cause uncertificated Cash Equivalents and Government Securities, if any, to be registered in the book-entry system of, and transferred to an account of the Escrow Agent or a sub-agent of the Escrow Agent at, the Federal Reserve Bank of New York.  Except as provided in Sections 6 and 7, the Escrow Agent shall have no other responsibilities with respect to perfecting or maintaining the perfection of the Trustee’s security interest in the Collateral and shall not be required to file any instrument, document or notice in any public office at any time or times.  In connection with clause (E) above, and subject to the following sentence and except as otherwise provided in Section 11, the Escrow Agent shall not be required to reduce to cash any Cash Equivalents or Government Securities to fund any disbursement or payment in accordance with Section 11 in the absence of written instructions signed by an officer of the Company specifying the particular investment to liquidate.  If no such written instructions are received, the Escrow Agent shall liquidate those Cash Equivalents and/or Government Securities having the lowest interest rate per annum or if none such exist, those having the nearest maturity.

(v)                                Manner of Investment.  Funds deposited in the Escrow Account shall be invested in a manner such that there will be sufficient funds available without any further investment by the Company to cover all interest and any related tax gross-up payments due on the outstanding Securities, as such amounts become due, for two full interest periods, provided that such investments shall have such maturities and/or interest payment dates such that funds will be available with respect to each Interest Payment Date no later than the thirty-first day after such Interest Payment.  The Escrow Agent shall have no responsibility for determining whether funds held in the Escrow Account shall have been invested in such a manner so as to comply with the requirements of this clause (v).

2.                                       Release of Amounts in Escrow Account. The Escrow Agent shall hold all amounts in the Escrow Account in escrow pursuant to this Agreement until authorized hereunder to deliver any or all of such amounts to the Company or the Trustee, as applicable, in accordance with the requirements of Section 1(c)(iii) or Section 11 hereof or to the Trustee in accordance with Section 6 hereof.

3.                                       Certain Additional Agreements. The Company and the Trustee shall, upon request by the Escrow Agent, execute and deliver to the Escrow Agent such additional written instructions and certificates hereunder as may be reasonably required by the Escrow Agent to give effect to the provisions of Sections 1 and 2 hereof.

4.                                       The Escrow Account.

(a)                                  The parties agree and represent that (i) the Escrow Account has been established in the name of the Company as recited above, (ii) the Escrow Account is an account as to which Financial Assets (as defined in the Code) are or may be credited and the Escrow Account is a Securities Account (as defined in the Code), and (iii) the Escrow Account has no Financial Assets which are registered in the name of the Company, payable to its order or specifically endorsed to it, which have not been endorsed to the Escrow Agent or in blank.

(b)                                 The Escrow Agent agrees and represents that (i) this Agreement is the valid and legally binding obligation of the Escrow Agent, (ii) except for the claims and interests of the Trustee for the ratable benefit of the Secured Parties and the claims and interests of the Company in the Escrow Account, the Escrow Agent does not know of any claim to or interest in the Escrow Account or in any Financial Asset contained therein, (iii) the Escrow Agent shall, subject to the terms of this Agreement, treat the Company as entitled to exercise the rights that comprise any Financial Asset credited to the Escrow Account and (iv) all property delivered to the Escrow Agent for deposit to the Escrow Account will promptly be credited to the Escrow Account.  The Escrow Agent will treat all property held by it in the Escrow Account as financial assets under Article 8 of the Uniform Commercial Code of the State of New York (the “Code”), provided, however, in the event that, by reason of mandatory provisions of law, any or all of  the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions, and any reference to any section of the Code herein shall be a reference to such section as it is modified and amended from time to time and to any successor section.

5.                                       No Withdrawals.  The Escrow Agent shall neither accept nor comply with any entitlement order from the Company withdrawing any Financial Assets from the Escrow Account nor deliver any such Financial Assets to the Company nor pay any free credit balance or other amount owing from the Escrow Agent to the Company, except in the circumstances described in Section 1(c)(iii) or 11 hereof, as applicable, and only if the requirements to such transfer set forth in Section 1(c)(iii) or 11, as applicable, have been satisfied.  Notwithstanding the foregoing sentence or anything to the contrary herein, following delivery to the Escrow Agent of a Notice of Exclusive Control (as defined below) from Trustee and, until such Notice of Exclusive Control is withdrawn by the Trustee, the Escrow Agent shall comply only with entitlement orders given by the Trustee.

6.                                       Grant of Security Interest; Priority of Security Interest.

(a)                                  The Company hereby grants to the Trustee for the ratable benefit of the Secured Parties, to secure all obligations and indebtedness of the Company under the Securities, a first priority security interest in the Escrow Account and all funds and securities contained therein and any and all proceeds of the foregoing (the “Collateral”).  The Escrow Agent acknowledges such security interest.  The Escrow Agent hereby waives and releases all liens, encumbrances, claims and rights of setoff the Escrow Agent may have against the Escrow Account or any and all funds and securities contained in the Escrow Account under the Code and other applicable law, and agrees that, except with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification obligations, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Escrow Account or any funds or securities contained in the Escrow Account.  The Escrow Agent will not agree with any third party that the Escrow Agent will comply with orders concerning the Escrow Account originated by such third party without the prior written consent of the Trustee and the Company.  The Company represents and warrants that, except for the security interest granted to the Trustee for the ratable benefit of the Secured Parties hereby, the Company owns the Collateral free and clear of any and all liens, encumbrances and claims of others.

(b)                                 The Company and the Trustee hereby irrevocably instruct the Escrow Agent to, and the Escrow Agent shall, (i) (A) maintain sole dominion and control over funds, Cash Equivalents and Government Securities in the Escrow Account for the benefit of the Trustee for the ratable benefit of the Secured Parties to the extent specifically required herein, (B) maintain, or cause its agent within the State of New York to maintain, possession of all certificated Cash Equivalents or Government Securities purchased hereunder that are physically possessed by the Escrow Agent in order for the Trustee for the ratable benefit of the Secured Parties to enjoy a continuous perfected first priority security interest therein under the law of the State of New York (the Company hereby agreeing that in the event any certificated Cash Equivalent or Government Securities are in the possession of the Company or a third party, the Company shall undertake to deliver all such certificates to the Escrow Agent), (C) take all steps specified by the Company pursuant to paragraph (a) above to cause the Trustee for the ratable benefit of the Secured Parties to enjoy a continuous perfected first priority security interest under the Code and any applicable law of the State of New York in all Collateral consisting of securities entitlements including, as applicable, all Cash Equivalents and

Government Securities purchased hereunder that are not certificated, if any, and (D) maintain the Collateral free and clear of all liens and encumbrances in favor of, and claims against, the Escrow Agent of any nature now or hereafter existing in favor of anyone other than the Trustee for the ratable benefit of the Secured Parties; and (ii) promptly notify the Trustee if the Escrow Agent receives written notice that any person other than the Trustee has a lien, encumbrance or claim upon any portion of the Collateral.  The lien and security interest provided for by this Section 6 shall automatically terminate and cease to exist, and shall not extend or apply to, and the Trustee shall have no security interest in, any funds disbursed by the Escrow Agent to the Company pursuant to this Agreement to the extent not inconsistent with the terms hereof.  Notwithstanding any other provisions contained in this Agreement, the Escrow Agent shall act solely as the Trustee’s agent in connection with its duties under this Section 6.  The Escrow Agent shall not have any right to receive compensation from the Trustee and shall have no authority to obligate the Trustee or to subordinate, compromise or pledge its security interest hereunder.  Accordingly, the Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Collateral provided for herein.

(c)                                  The Company hereby appoints the Trustee as its attorney-in-fact with full power of substitution, upon an Event of Default as defined in the Indenture, to do any act which the Company is obligated hereto to do, and the Trustee may exercise such rights as the Company might exercise with respect to the Collateral and take any action in the Company’s name to protect the Trustee’s security interest hereunder.  In addition to the rights provided under Section 6(b) hereof, upon an Event of Default and for so long as such Event of Default continues, the Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to the Company except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable.  The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale.  The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale regardless of notice of sale having been given.  The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

7.                                       Control. The Escrow Agent will comply with entitlement orders originated by the Trustee concerning the Escrow Account without further consent by the Company.  Except as otherwise provided in Sections 5 and 6 above, the Escrow Agent shall make trades of Financial Assets held in the Escrow Account at the instruction of the Company, or its authorized representative, and comply with entitlement orders concerning such trades from the Company, or its authorized representative in any of the investments permitted under this Agreement, until such time as the Trustee delivers a written notice to the Escrow Agent which states that an Event of Default has occurred under the Indenture and that the Trustee is exercising exclusive control over the Escrow Account, unless and until such notice is withdrawn.  Such notice is referred to herein as the “Notice of Exclusive Control”. After the Escrow Agent receives a Notice of Exclusive Control, it will immediately cease complying with all instructions or entitlement orders concerning the Escrow Account originated by the Company or its representative.  The Trustee agrees with the Company that it shall not deliver a Notice of Exclusive Control to the Escrow Agent unless and until an Event of Default shall have occurred and be continuing.  Further, the Trustee agrees that it shall not deliver entitlement orders except as provided in Section 11 hereof.

8.                                       Statements, Confirmations and Notices of Adverse Claims. The Escrow Agent will send copies of all statements, confirmations and other correspondence concerning the Escrow Account simultaneously to the Company and the Trustee at the addresses set forth in Section 12(f) of this Agreement.  If any person asserts in writing any lien, encumbrance or adverse claim against the Escrow Account or in any Financial Asset carried therein, the Escrow Agent will promptly notify the Company and Trustee thereof.

9.                                       Escrow Agent.

(a)                                  The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any party or any other person. The parties agree that the Escrow Agent shall not assume any responsibility for the failure of the parties (other than the Escrow Agent) to perform in accordance with this Agreement. This Agreement sets forth all matters pertinent to the Escrow Account contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.  In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(b)                                 The Escrow Agent shall have no responsibility or liability to the Trustee for making trades of Financial Assets held in the Escrow Account at the instruction and direction of the Company, or its authorized representative, or complying with entitlement orders in accordance with Section 5 above concerning the Escrow Account from the Company, or its authorized representative, which are received by the Trustee before the Escrow Agent receives a Notice of Exclusive Control.  The Escrow Agent shall have no responsibility or liability to the Company for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Escrow Account originated by the Trustee.  The Escrow Agent shall have no duty to investigate or make any determination as to whether the conditions for the issuance of a Notice of Exclusive Control contained in any agreement between the Company and the Trustee have occurred.  Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of the Escrow Agent other than those expressly set forth herein.

(c)                                  The Escrow Agent, in its capacity as such, shall have no duties or responsibilities, including, without limitation, a duty to review or interpret the Indenture, except those expressly set forth herein.  Except for this Agreement, the Escrow Agent, in its capacity as such, is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Indenture.

(d)                                 If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Account, which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by a joint written instruction of the Company and the Trustee or by order of a court of competent jurisdiction.  The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed by the Escrow Agent to be signed by the proper party or parties and shall not be liable with respect to any action taken or omitted to be taken by it in accordance with any instruction received by it hereunder.  Concurrent with the execution of this Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit A to this Agreement.

(e)                                  The Escrow Agent shall not be liable for any act or omission while acting in good faith.  Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith.  The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under any instructions and/or in any document deposited under this Escrow Agreement due to any delay, any statute of limitations or due to any other reason.  The Escrow Agent shall have no further responsibility or liability whatsoever to the Company or the Trustee following a partial or complete distribution of the funds and securities held in the Escrow Account pursuant to this Agreement.  The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instruction provided for in this Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without investigation or inquiry, the due execution, validity, effectiveness and enforceability of all documents it receives and shall be entitled to rely upon the genuineness of the signatures of the signatories of such documents, and also the truth and accuracy of any information contained therein.  The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as in the Escrow Account.

(f)                                    The Escrow Agent may consult legal counsel or other professionals of choice in the event of any dispute or question as to the construction of this Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken, suffered or omitted in good faith in accordance with the opinion and instructions of counsel or such other professionals.  The Escrow Agent may in all cases pay reasonable compensation to such counsel and shall be entitled to reimbursement as set forth in Section 9(h) for all such compensation paid.  The Escrow Agent may perform its duties through its agents, attorneys, custodians or nominees.

(g)                                 In the event of any disagreement between the parties hereto or any of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Account, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands.  The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and the Escrow Agent shall have been notified thereof in writing signed by the Company and the Trustee.  In the event of such disagreement which continues for ninety (90) days or more, the Escrow Agent in its sole discretion may, but shall be under no obligation to, file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated and may deposit with the court all documents and property held hereunder.  The Company agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorneys’ fees and disbursements.  In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described elsewhere in this Agreement.  The parties other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

(h)                                 The Company agrees to indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such losses, liabilities, costs damages and expenses shall have been finally adjudicated to have resulted from the willful misconduct or gross negligence of the Escrow Agent. The Escrow Agent may consult counsel of its choice with respect to any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken, suffered or omitted in good faith upon advice of such counsel.  The provisions of this Section 9(h) shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(i)                                     The Escrow Agent, in its capacity as such, does not have any interest in the Escrow Account or any funds or securities deposited hereunder but is serving as escrow holder only and having only possession thereof.  This paragraph shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(j)                                     The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving written notice of its resignation to the parties hereto at least thirty (30) days prior to the date specified for such resignation to take effect.  The Escrow Agent may be removed at any time by act of the Trustee along with payment of all fees and expenses to which it is entitled through the date of termination.  Upon the effective date of such resignation or removal of the Escrow Agent, all funds and securities in the Escrow Account shall be delivered by it to such successor Escrow Agent or as otherwise shall be instructed in writing by the Company and the Trustee, whereupon the predecessor Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  If at that time the Escrow Agent has not received such instruction, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Account and all funds and securities contained therein until receipt of a designation of successor Escrow Agent, or a joint written instruction as to disposition of the Escrow Account and all funds and securities contained therein by the Company and the Trustee or a final order of a court of competent jurisdiction mandating disposition of the Escrow Account and all funds and securities contained therein.  If the Escrow Agent is removed or resigns, the Company shall promptly appoint a successor Escrow Agent.  If the Company has failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

(k)                                  The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Agreement and acknowledges receipt of the Escrow Amount.  The Company agrees (i) to pay to the Escrow Agent upon the execution of this Agreement and from time to time its fees as set forth in Exhibit B hereto as payment for its services hereunder the Escrow Agents and (ii) to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, and out-of-pocket expenses and disbursements, of its counsel).  The Company and the Trustee hereby grant to Escrow Agent a security interest in and lien upon the Escrow Account to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due to Escrow Agent hereunder (including any claim for indemnification hereunder) against the Escrow Account.  The obligations of the Company (i) and (ii) above shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement until extinguished by any applicable statute of limitations.

(l)                                     The permissive right of the Escrow Agent to do things enumerated in this Agreement shall not be construed as duties.  Notwithstanding the foregoing, the Escrow Agent will not take any action hereunder unless it requested or directed to do so in writing.

(m)                               No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights under this Agreement.

(n)                                 Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

(o)                                 In the event that any funds or securities held in the Escrow Account shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

10.                                 Tax Reporting.

(a)                                  The Company shall be responsible for reporting all items of income, gain, expense and loss recognized in the Escrow Account.

(b)                                 The Company agrees to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds and securities held in the Escrow Account and the investment thereof unless any such tax, late payment, interest, penalty or other expense was caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 10(b) is in addition to the indemnification provided in Section 9(h) and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

11.                                 Interest Payments; Partial Release; Other Payments, Termination; Remedies:

(a)                                  Immediately prior to or on each Interest Payment Date, the Company shall deposit with the Trustee cash from funds other than those contained in the Escrow Account in an amount that is sufficient to pay the interest due on such Interest Payment Date and, if applicable, any related tax gross-up payments; provided, however, that if the Company fails to make such payment within thirty (30) days after an Interest Payment Date, the Trustee shall direct the Escrow Agent to liquidate investments (to the extent required), and disburse to the Trustee the amounts required to be paid on the Securities as interest with respect to such Interest Payment Date and, if applicable, any tax gross-up payments payable with respect to such interest; provided, however, that no tax gross-up payment shall be made from the Escrow Account to the extent (x) the sum of (i) the balance remaining in the Escrow Account after giving effect to such payment plus (ii) the funds previously applied from the Escrow Account to the payment of interest and not replenished pursuant to Section 11(b) hereof, would be less than (y) the then required Escrow Amount less the then applicable Tax Gross-Up Amount.  The Trustee shall incur no liability arising out of its choice of investments to be liquidated pursuant to this Section 11(a).

(b)                                 If the Trustee withdraws funds from the Escrow Account pursuant to Section 11(a) hereof, then within two (2) Business Days after such withdrawal the Company shall deposit cash in the Escrow Account in an amount sufficient to replenish to the then required Escrow Amount.

(c)                                  If at any time the principal amount of the Securities is reduced, the Trustee promptly shall direct the Escrow Agent to transfer, and the Escrow Agent promptly shall transfer, an amount equal to the difference between the Escrow Amount prior to such reduction less the amount of interest payable on the principal amount of Securities outstanding immediately after such reduction for two full-period interest payments plus the Tax Gross-Up Amount owed with respect to such reduced principal balance of Securities to the account specified in Section 1(c)(iii) hereof, or such other account as may be designated in writing by the Company.  Concurrent with such transfer of such amounts, the security interest in the amounts so transferred shall be released and terminated without further notice, agreement or other action by any party hereto.

(d)                                 THE RIGHTS AND POWERS GRANTED HEREIN TO THE TRUSTEE HAVE BEEN GRANTED IN ORDER TO PERFECT ITS SECURITY INTEREST IN THE ESCROW ACCOUNT, ARE POWERS COUPLED WITH AN INTEREST AND WILL NEITHER BE AFFECTED BY THE BANKRUPTCY OR INSOLVENCY OF THE COMPANY NOR BY THE LAPSE OF TIME. THE OBLIGATIONS OF THE ESCROW AGENT UNDER SECTIONS 4, 5, 6, 7  AND 8 AND ITS RIGHTS UNDER SECTION 9 ABOVE SHALL CONTINUE IN EFFECT UNTIL THE SECURITY INTEREST OF THE TRUSTEE IN THE ESCROW ACCOUNT HAS BEEN TERMINATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE TRUSTEE HAS NOTIFIED THE ESCROW AGENT OF SUCH TERMINATION IN WRITING.  UPON RECEIPT OF SUCH NOTICE, (I) THE OBLIGATIONS OF THE ESCROW AGENT UNDER SECTIONS 4, 5, 6, 7 AND 8 AND ITS RIGHTS UNDER SECTION 9 ABOVE WITH RESPECT TO THE OPERATION AND MAINTENANCE OF THE ESCROW ACCOUNT AFTER THE RECEIPT OF SUCH NOTICE SHALL TERMINATE, (II) THE TRUSTEE SHALL HAVE NO FURTHER RIGHT TO ORIGINATE ORDERS CONCERNING THE ESCROW ACCOUNT AND (III) THE ESCROW AGENT SHALL PROMPTLY TAKE SUCH STEPS AS THE COMPANY MAY REQUEST TO VEST FULL OWNERSHIP AND CONTROL OF THE ESCROW ACCOUNT IN THE COMPANY, INCLUDING, BUT NOT LIMITED TO, TRANSFERRING ALL OF THE FUNDS AND SECURITIES AND ALL PROCEEDS THEREOF TO ANOTHER ACCOUNT IN THE NAME OF THE COMPANY OR ITS DESIGNEE AS DESIGNATED BY THE COMPANY OR ITS AUTHORIZED REPRESENTATIVE.

12.                                 Miscellaneous.

(a)                                  Entirety. This Agreement, together with the Indenture and the Intercreditor Agreement, represents the entire agreement of the parties hereto (other than with respect to the Escrow Agent, only this Agreement) with respect to the subject matter herein, and supersedes all prior agreements and understandings, oral or written, if any, including any correspondence relating thereto or the transactions contemplated herein.

(b)                                 Waivers, Amendments, Etc. Except as expressly, provided hereby, the terms of this Agreement may be waived, altered, amended, modified, changed, discharged or terminated only by an instrument in writing duly executed by each of the parties hereto, subject to compliance with the provisions of the Indenture.

(c)                                  Severability. If any provision hereof is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the illegality, invalidity or unenforceability of any provision in any jurisdiction shall not affect the illegality, validity or enforceability of such provision in any other jurisdiction.

(d)                                 Successors. This Agreement shall be binding upon the Company, its successors and assigns and shall inure, together with the rights and remedies hereunder, to the benefit of the Escrow Agent and its successors and assigns and to the Trustee and its successors and assigns for the ratable benefit of the Secured Parties; provided, however, that the Company may not assign its rights or delegate its duties hereunder without first filing with the Escrow Agent a certificate of the Company that such assignment or transfer is permitted by the Indenture.

(e)                                  Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit or describe the scope or intent of the provisions of this Agreement.  Except as otherwise defined or capitalized herein, all terms herein shall have the meanings ascribed thereto in Article 8 of the Code.

(f)                                    Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the address below or, as to any party, at such other address as shall be designated by such party in a notice to the other party.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

If to the Company:

MXenergy Holdings Inc.
595 Summer Street, Suite 300
Stamford, CT 06901
Attn:	Chief Financial Officer
Tel:	(203) 356-1318
Fax:	(203) 975-9659

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attn:	Michael K. Chernick, Esq.

Tel:	(212) 318-6000
Fax:	(212) 230-7639

If to the Trustee:

Law Debenture Trust Company of New York
400 Madison Avenue - 4th floor
New York, New York 10017
Attn:	Corporate Trust Department
Tel:	(212) 750-6474
Fax:	(212) 750-1361

If to the Escrow Agent:

Law Debenture Trust Company of New York
400 Madison Avenue - 4th floor
New York, New York 10017
Attn:	Corporate Trust Department
Tel:	(212) 750-6474
Fax:	(212) 750-1361

The Company, the Trustee or the Escrow Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided, however, that notices to the Escrow Agent shall be effective only upon receipt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it (except in the case of the Escrow Agent).

(g)                                 Further Assurances. At any time and from time to time, upon the request of the Trustee or the Escrow Agent and at the sole expense of the Company, the Company will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee or the Escrow Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including without limitation, the filing of any financing statements under the Code (or similar laws) in effect with respect to the security interests granted hereby.

(h)                                 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(i)                                     Governing Law; Submission to Jurisdiction; Venue.  (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.  Any legal action or proceeding with respect to this Agreement or transactions contemplated hereby may be brought in the courts of the State of New York located in the Borough of Manhattan, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably submits, for itself and in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of such courts.  The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address above pursuant to Section 12(f) hereof, such service to become effective thirty (30) days after such mailing.  Nothing herein shall affect the right of the Escrow Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company in any other jurisdiction.

(j)                                     Headings.  The headings of sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow and Security Agreement to be duly executed as of the day and year first above written.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name:	Jeffrey A. Mayer
Title:	President

[Signature Page to Escrow and Security Agreement]

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Escrow Agent

By:	/s/ Anthony A. Bocchino
Name:	Anthony A. Bocchino
Title:	Vice President

[Signature Page to Escrow and Security Agreement]

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Anthony A. Bocchino
Name:	Anthony A. Bocchino
Title:	Vice President

[Signature Page to Escrow and Security Agreement]

EXHIBIT A

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:                                                     [                    ]

Account Number:                                        [                    ]

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of MXenergy Holdings Inc. and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of MXenergy Holdings Inc.:

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B

ESCROW AGENT’S FEE SCHEDULE

Acceptance Fee:	$2,500

Administration Fee:	$5,000

Transaction Fee:	Not Applicable

Legal Fees:	Billed at cost, if applicable.

The Acceptance and Administration Fees are due and payable upon the execution of the Escrow Agreement.  The Administration Fee is due and payable upon each anniversary of the date of execution of the Escrow Agreement thereafter until termination of the Escrow Agreement.  This fee will be billed on a per annum or part thereof basis.

Any Legal Fees stemming from the preparation, execution, delivery, performance, modification and/or termination of this Escrow Agreement are due upon receipt of our counsel’s invoice.